Exhibit 99
CONVERGYS NEWS RELEASE

Convergys Reports Fourth Quarter and Full Year 2017 Results

(Cincinnati; February 21, 2018) -- Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced its financial results for the fourth quarter and full year 2017.

Fourth Quarter Summary

•	Revenue of $689 million, down 9 percent as reported and down 10 percent on a constant currency basis compared with prior year;

•	GAAP operating income of $52 million, compared with $57 million in the prior year; adjusted operating income of $60 million, compared with $67 million in the prior year;

•
GAAP net income of $9 million, including tax reform-related and other impacts, compared with $18 million in the prior year; adjusted net income of $47 million, compared with $48 million in the prior year;

•	Adjusted EBITDA of $84 million, compared with $92 million in the prior year;

•	GAAP EPS of $0.09, including tax reform-related and other impacts, compared with $0.17 in the prior year; adjusted EPS of $0.47, the same as prior year;

•	Operating cash flow of $77 million; adjusted free cash flow of $64 million;

•	$25 million capital returned to shareholders via share repurchase and dividend.

“As expected, we delivered sequential improvement in fourth-quarter adjusted results compared with the third quarter. On a year-over-year basis, revenue and operating profit decreased primarily due to previously discussed volume fluctuations with our largest communications and technology clients,” said Andrea Ayers, President and CEO. “For 2017, revenue increased with our clients in the financial services and other verticals partly offsetting headwinds from some of our clients in the communications and technology verticals. Adjusted EBITDA margin improved and adjusted earnings per share grew. We signed record new business based upon the strength of our voice and digital solutions. Strong cash generation allowed us to invest in the business while returning $118 million to shareholders via share repurchase and dividends. Entering 2018, our focus is on enhancing partnerships with our existing clients, further penetrating higher-growth opportunities, and providing more value for our shareholders.”

Fourth Quarter Results

Revenue - Revenue was $689 million including $10 million foreign currency benefit, a 9 percent decrease as reported and 10 percent decrease on a constant currency basis, compared with $758 million in the same period last year.

Operating Income - GAAP operating income was $52 million, compared with $57 million in the same period last year. Excluding certain acquisition-related impacts discussed below, adjusted operating income was $60 million, compared with $67 million in the same period last year.

GAAP operating margin was 7.5 percent, the same as the prior year period. Adjusted operating margin was 8.7 percent, compared with 8.9 percent in the same period last year.

Adjusted EBITDA - Adjusted EBITDA was $84 million, compared with $92 million in the same period last year. Adjusted EBITDA excludes certain acquisition-related and other impacts discussed below.

Adjusted EBITDA margin was 12.1 percent, compared with 12.2 percent in the same period last year.

Effective Tax Rate - The fourth-quarter GAAP tax expense of $38 million and the effective tax rate of 81 percent included a $32 million tax provision related to enactment of the 2017 Tax Cuts and Jobs Act (the 2017 Tax Act). On an adjusted basis, the effective tax rate was 16 percent, reflecting the mix of income by jurisdictions.

Net Income - GAAP net income was $9 million, or $0.09 per diluted share, compared with $18 million, or $0.17 per diluted share, in the same period last year. Excluding certain acquisition-related and other impacts discussed below, adjusted net income was $47 million, or $0.47 per diluted share, compared with $48 million, or $0.47 per diluted share, in the same period last year.

Share Repurchase - Convergys repurchased 0.6 million shares in the fourth quarter at a cost of $16 million. At December 31, 2017, the remaining authorization to purchase outstanding shares was $62 million.

Quarterly Dividend - Convergys paid a $0.10 per share quarterly dividend in January to holders of record at the close of business on December 22, 2017. The Company scheduled the next dividend payment of $0.10 per share on April 6, 2018, to shareholders of record at the close of business on March 23, 2018.

Cash Flow - Operating cash flow was $77 million, compared with $69 million in the same period last year. Adjusted free cash flow was $64 million, compared with $46 million in the same period last year.

Net Debt - At December 31, 2017, cash and short-term investments were $207 million, debt maturing in one year was $1 million, and long-term debt was $268 million. Net debt totaled $61 million at December 31, 2017, compared with $99 million at September 30, 2017, and $148 million at the end of the fourth quarter last year.

Acquisition-related and Other Impacts - GAAP fourth-quarter 2017 results include acquisition-related and other impacts consisting of $7 million amortization expense for acquired intangible assets, $1 million depreciation expense related to the fair value write-up of acquired property and equipment, a $1 million non-cash pension settlement charge classified in other expense, and a $32 million tax provision related to the enactment of the 2017 Tax Act. Prior year fourth-quarter 2016 GAAP results included acquisition-related and other impacts consisting of $7 million amortization expense for acquired intangible assets, $1 million depreciation expense related to the fair value write-up of acquired property and equipment, $2 million integration and transaction expenses, $5 million non-cash pension settlement charge, and $20 million tax expense related to legal-entity restructuring and cash repatriation activities.

Reconciliation tables of GAAP to non-GAAP results are attached.

Full Year 2017 Results - Continuing Operations

Revenue - Full year 2017 revenue was $2,792 million, a 4 percent decrease as reported and on a constant currency basis, compared with $2,914 million in 2016. This includes $96 million, a 3 percent increase, from the acquired buw operations.

Operating Income - Full year 2017 GAAP operating income was $197 million, compared with $215 million in 2016. Full year GAAP operating margin was 7.1 percent, compared with 7.4 percent in the prior year. Full year 2017 adjusted operating income was $246 million, compared with $258 million in 2016. Full year adjusted operating margin was 8.8 percent, the same as the prior year.

Adjusted EBITDA - Full year 2017 adjusted EBITDA was $351 million, compared with $366 million in 2016. Full year adjusted EBITDA margin was 12.6 percent, compared with 12.5 percent in the prior year.

Effective Tax Rate - The 2017 GAAP tax expense of $58 million and the effective tax rate of 32 percent included a $32 million tax provision related to enactment of the 2017 Tax Act. On an adjusted basis, the effective tax rate was 19 percent, reflecting the mix of income by jurisdictions.

Net Income - Full year 2017 GAAP net income was $121 million, or $1.22 per diluted share, compared with $133 million, or $1.30 per diluted share, income from continuing operations, net of tax, in 2016. Full year 2017 adjusted net income was $187 million, or $1.87 per diluted share, compared with $189 million, or $1.84 per diluted share, income from continuing operations, net of tax, in 2016.

Capital Returns - Convergys repurchased 3.4 million shares at a cost of $82 million, and paid $36 million in dividends in 2017.

Cash Flow - Full year 2017 operating cash flow was $263, compared with $305 in 2016. Adjusted free cash flow was $209 million, compared with $225 million in the prior year.

Acquisition-related and Other Impacts - Full year 2017 GAAP results include acquisition-related and other impacts consisting of $29 million amortization expense for acquired intangible assets, $3 million depreciation expense related to the fair value write-up of acquired property and equipment, $4 million integration expenses, $3 million non-cash pension settlement charge, $13 million Company-wide restructuring expense and a $32 million tax provision related to the enactment of the 2017 Tax Act. Full year 2016 GAAP results included acquisition-related and other impacts consisting of $28 million amortization expense for acquired intangible assets, $9 million depreciation expense related to the fair value write-up of acquired property and equipment, $3 million transaction expenses, $3 million integration expenses, $5 million non-cash pension settlement charge, and $22 million tax expense related to legal-entity restructuring and cash repatriation activities.

Reconciliation tables of GAAP to non-GAAP results are attached.

2018 Business Outlook
Convergys’ expectations for 2018 include:

•	Constant currency revenue decrease of up to 7 percent, including 5 percent to 6 percent impact from significant volume fluctuations with the Company’s largest two clients;

•	Adjusted EBITDA margin to approximate 12.5 percent;

•
Adjusted effective tax rate to approximate 25 percent, now including provision for withholding taxes in international jurisdictions and other impacts and assumptions related to enactment of the 2017 Tax Act;

•	Diluted shares outstanding to approximate 99 million shares;

•	Adjusted EPS decrease of up to 10 percent, including 9 percent impact from changes in the effective tax rate related to the 2017 Tax Act.

The Company expects seasonal sequential decreases in revenue, EBITDA and EPS beginning in the first quarter of 2018 compared with the fourth quarter of 2017, and sequential improvement in quarterly results beginning in the third quarter of 2018.
This guidance does not include acquisition-related impacts such as intangible amortization, depreciation related to the fair value write-up of acquired property and equipment, integration costs and transaction costs. It also does not include impacts from severance and facilities charges related to discrete actions to streamline the business, CEO transition costs, future currency movements, non-cash pension settlement charges, any significant discrete tax adjustments, or any future share repurchase activities. The estimated adjusted effective tax rate reflects the Company’s expectations for the effective tax rate, excluding the tax impact of items discussed above, based on management’s current assumptions with respect to among other things, the geographical mix of the Company’s earnings, state income tax levels, tax deductions and finalization of the regulations associated with the 2017 Tax Act.
The Company believes quantitative reconciliations of the outlook to GAAP measures cannot be provided without unreasonable efforts due to the forward-looking nature of the acquisition-related adjustments and future currency movements, and their inherent variability; therefore, the Company does not present guidance on a GAAP basis. For the same reason, Convergys is unable to address the probable significance of the unavailable information, which may have a material impact on the Company’s GAAP results.

Forward-Looking Statements Disclosure and "Safe Harbor" Note

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as "will," "expect," "estimate," "think," "forecast," "guidance,” "outlook," "plan," "lead," "project" or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) adverse effects of our Board of Directors’ search for a new Chief Executive Officer, including the risk that a protracted search could affect our ability to attract and retain clients and employees; (ii) the loss of a significant client or significant business from a client; (iii) the future financial performance or outsourcing trends of our largest clients and the major industries that we serve, including continued volatility in volumes with certain of our largest communications and technology clients; (iv) contractual provisions that may limit our profitability or enable our clients to reduce or terminate services; (v) our failure to successfully acquire and integrate businesses; (vi) our inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vii) the effects of complying with the European Union’s General Data Protection Regulation, the Philippines’ Data Privacy Act and other jurisdiction-specific data privacy requirements, including increased expenses, operational and contractual changes, and diversion of resources; (viii) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (ix) business and political risks related to our global operations, including ongoing political developments in the Philippines, uncertainty regarding the impact of Britain’s vote to leave the European Union (Brexit) or other similar actions by European Union member states, and economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (x) the effects of foreign currency exchange rate fluctuations; (xi) the failure to establish appropriate tax provisions for uncertain future tax liabilities, changes in tax law, regulations or regulatory guidance that increase our future tax liabilities, including regulations implementing the Tax Cuts and Jobs Act, or the unfavorable resolution of tax contingencies; (xii) adverse effects of regulatory requirements or changes thereto, investigative and legal actions, and other commitments and contingencies; (xiii) costs associated with conversions of our convertible debentures that may occur from time to time; (xiv) our inability to effectively manage our contact center capacity or attract and retain employees at competitive wages; and (xv) those factors contained in our periodic reports filed with the SEC, including in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income, and diluted earnings per share metrics excluding certain non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, net income , and diluted earnings per share, in each case excluding the items above, and constant currency revenue growth, as well as the GAAP measures, operating income, net income, diluted earnings per share and revenue growth, in its evaluation of performance.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period’s currency exchange rates to translate current period revenue from local currencies. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its Fourth Quarter and Full Year 2017 Financial Results webcast at 9:00 a.m., Eastern time, Thursday, February 22. The webcast presentation will take place live and will then be available for replay at this link 4Q17 Conference Call. This link will replay the webcast presentation through March 23. You may also access the webcast via the Convergys website, www.convergys.com. Click “Investors,” then “Releases, Events & Presentations.”

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.

Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations
+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(Amounts in millions except per share amounts)	2017	2016	Change	2017	2016	Change
Revenues:
Communications	$301.2	$350.5	(14)%	$1,274.0	$1,442.1	(12)%
Technology	139.6	151.2	(8)%	570.7	623.8	(9)%
Financial Services	56.1	59.9	(6)%	237.4	217.5	9%
Other	192.5	196.3	(2)%	710.0	630.2	13%
Total Revenues	$689.4	$757.9	(9)%	$2,792.1	$2,913.6	(4)%
Costs and Expenses:
Cost of providing services and products sold	429.8	484.3	(11)%	1,734.9	1,843.1	(6)%
Selling, general and administrative	171.9	177.8	(3)%	699.0	695.4	1%
Depreciation	24.5	28.8	(15)%	105.1	122.2	(14)%
Amortization	7.2	7.3	(1)%	28.9	28.1	3%
Restructuring charges	4.1	1.0	NM	23.2	3.7	NM
Transaction and integration costs	0.4	1.5	(73)%	3.8	6.5	(42)%
Total Costs and Expenses	637.9	700.7	(9)%	2,594.9	2,699.0	(4)%
Operating Income	51.5	57.2	(10)%	197.2	214.6	(8)%
Other (expense) income, net	(0.4)	(7.2)	(94)%	0.9	(10.6)	NM
Interest expense	(4.3)	(4.6)	(7)%	(18.3)	(18.1)	1%
Income before Income Taxes	46.8	45.4	3%	179.8	185.9	(3)%
Income tax expense	37.9	27.9	36%	58.4	52.9	10%
Income from Continuing Operations, net of tax	8.9	17.5	(49)%	121.4	133.0	(9)%
Income from Discontinued Operations, net of tax	—	—	—%	—	10.0	(100)%
Net Income	$8.9	$17.5	(49)%	$121.4	$143.0	(15)%

Basic Earnings per Common Share:
Continuing Operations	$0.10	$0.18		$1.30	$1.39
Discontinued Operations	—	—		—	0.10
Basic Earnings per Common Share	$0.10	$0.18		$1.30	$1.49
Diluted Earnings per Common Share:
Continuing Operations	$0.09	$0.17		$1.22	$1.30
Discontinued Operations	—	—		—	0.10
Diluted Earnings per Common Share	$0.09	$0.17		$1.22	$1.40

Weighted Average Common Shares Outstanding:
Basic	92.1	95.0		93.2	95.8
Diluted	98.8	101.8		99.9	102.5

Market Price Per Share
High	$26.66	$30.42		$26.66	$30.92
Low	$22.73	$23.87		$20.15	$22.53
Close	$23.50	$24.56		$23.50	$24.56

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$689.4	$757.9	$2,792.1	$2,913.6
Revenue growth, as reported under U.S. GAAP	(9.0)%	1.0%	(4.2)%	(1.0)%
Foreign exchange impact (a)	(1.3)%	1.0%	—%	1.0%
Constant currency revenue growth (a non-GAAP measure)	(10.3)%	2.0%	(4.2)%	—%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations
(In Millions Except Per Share Amounts)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2017	2016	Change	2017	2016	Change
Operating Income as reported under U.S. GAAP	$51.5	$57.2	(10)%	$197.2	$214.6	(8)%
Operating Margin	7.5%	7.5%		7.1%	7.4%
Depreciation of property & equipment write-up (b)	0.6	1.1		3.2	8.6
Amortization of acquired intangible assets (c)	7.2	7.3		28.9	28.1
Company-wide restructuring (d)	—	—		12.8	—
Transaction related expenses (e)	—	0.1		—	3.2
Integration related expenses (f)	0.4	1.4		3.8	3.3
Total Charges	8.2	9.9		48.7	43.2
Adjusted Operating Income (a non-GAAP measure)	$59.7	$67.1	(11)%	$245.9	$257.8	(5)%
Adjusted Operating Margin	8.7%	8.9%		8.8%	8.8%
Income before Income Tax and Discontinued Operations as reported under U.S. GAAP	$46.8	$45.4	3%	$179.8	$185.9	(3)%
Total operating charges from above	8.2	9.9		48.7	43.2
Pension settlement charge (g)	0.5	4.8		2.5	4.8
Adjusted Income before Income Taxes and Discontinued Operations (a non-GAAP measure)	$55.5	$60.1	(8)%	$231.0	$233.9	(1)%
Income from Continuing Operations, net of tax, as reported under U.S. GAAP	$8.9	$17.5	(49)%	$121.4	$133.0	(9)%
Total operating charges from above	8.2	9.9		48.7	43.2
Income tax impact from total operating charges	(2.8)	(3.0)		(16.9)	(12.1)
Pension settlement charge (g)	0.5	4.8		2.5	4.8
Income tax impact from pension settlement charge	(0.2)	(1.9)		(1.0)	(1.9)
Tax provision related to the enactment of the 2017 Tax Act (h)	32.3	—		32.3	—
Tax provision related to unremitted non-U.S. earnings (i)	—	20.3		—	21.6
Adjusted Income from Continuing Operations, net of tax (a non-GAAP measure)	$46.9	$47.6	(1)%	$187.0	$188.6	(1)%
Diluted EPS from Continuing Operations as reported under U.S. GAAP	$0.09	$0.17	(47)%	$1.22	$1.30	(6)%
Net impact of total charges included in Continuing Operations	0.38	0.30		0.65	0.54
Adjusted Diluted EPS from Continuing Operations (a non-GAAP measure)	$0.47	$0.47	—%	$1.87	$1.84	2%

(a) Changes in currency exchange rates resulted in decreases or increases in revenues primarily due to the strengthening or weakening U.S. dollar relative to the euro, British pound, Australian dollar and Canadian dollar.

(b) The Company recorded depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream and buw of $0.6 and $3.2, respectively, for the three and twelve months ended December 31, 2017 compared to $1.1 and $8.6 in the same periods in the prior year.

(c) The Company recorded amortization expense related to acquired intangible assets of $7.2 and $28.9, respectively, for the three and twelve months ended December 31, 2017 compared to $7.3 and $28.1 in the same periods in the prior year.

(d) During the twelve months ended December 31, 2017, the Company recorded restructuring charges of $12.8, associated with a company-wide initiative to reduce headcount and better align the Company's resources, principally for corporate functions.

(e) During the three and twelve months ended December 31, 2016, the Company recorded $0.1 and $3.2, respectively, of expense associated with the acquisition of buw, related to fees paid for third-party consulting services.

(f) The Company recorded integration expenses associated with Convergys' integration of the acquired Stream and buw operations of $0.4 and $3.8, respectively, for the three and twelve months ended December 31, 2017 compared to $1.4 and $3.3 in the same periods in the prior year. These expenses were primarily related to third-party consulting services.

(g) The Company recorded pension plan settlement charges due to a high level of lump-sum payouts of $0.5 and $2.5, respectively, for the three and twelve months ended December 31, 2017 compared to $4.8 in the same periods in the prior year.

(h) During the three and twelve months ended December 31, 2017, the Company recognized a net impact to income tax expense of $32.3 resulting from the enactment of the 2017 Tax Act.

(i) During the three and twelve months ended December 31, 2016, the Company recognized tax expense of $20.3 and $21.6, respectively, associated with the restructuring of its legal entity structure and repatriation of earnings into primarily non-U.S. jurisdictions that provide the Company increased flexibility to manage its strategic priorities.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period's currency exchange rates to translate current period revenue from local currencies. Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(In millions)	2017	2016	Change	2017	2016	Change
Income from Continuing Operations, net of tax	$8.9	$17.5	(49)%	$121.4	$133.0	(9)%
Depreciation and Amortization	31.7	36.1	(12)%	134.0	150.3	(11)%
Interest expense	4.3	4.6	(7)%	18.3	18.1	1%
Income tax expense	37.9	27.9	36%	58.4	52.9	10%
EBITDA (a non-GAAP measure)	$82.8	$86.1	(4)%	$332.1	$354.3	(6)%
Net pension and other post employment benefit plan charges	0.5	4.8	(90)%	2.5	4.8	(48)%
Company-wide restructuring	—	—	—%	12.8	—	100%
Transaction related expenses	—	0.1	(100)%	—	3.2	(100)%
Integration related expenses	0.4	1.4	(71)%	3.8	3.3	15%
Adjusted EBITDA (a non-GAAP measure)	$83.7	$92.4	(9)%	$351.2	$365.6	(4)%
EBITDA Margin	12.0%	11.4%		11.9%	12.2%
Adjusted EBITDA Margin	12.1%	12.2%		12.6%	12.5%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures enhances the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
(In millions)
Assets
Cash and cash equivalents	$193.7	$138.8
Short-term investments	13.5	12.4
Receivables, net of allowances	567.2	555.0
Other current assets	83.3	78.6
Property and equipment, net	260.0	304.1
Other assets	1,297.0	1,282.9
Total Asset	$2,414.7	$2,371.8

Liabilities and Shareholders' Equity
Debt and capital lease obligations maturing within one year	$0.9	$1.8
Other current liabilities	322.1	345.8
Other liabilities	386.8	350.0
Long-term debt and capital lease obligations	267.7	297.0
Convertible debentures conversion feature	59.5	61.3
Shareholders' equity	1,377.7	1,315.9
Total Liabilities and Shareholders' Equity	$2,414.7	$2,371.8

CONVERGYS CORPORATION
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$76.8	$68.5	$263.0	$305.4
Capital expenditures	(13.5)	(23.4)	(58.5)	(87.0)
Free Cash Flow (a non-GAAP measure)	$63.3	$45.1	$204.5	$218.4
Acquisition - cash paid for transaction and integration related expenses (a)	0.2	1.2	4.2	6.9
Adjusted Free Cash Flow (a non-GAAP measure)	$63.5	$46.3	$208.7	$225.3

(a) Payments associated with investment activity for acquisition related items.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' Management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments, including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Summarized Statement of Cash Flow

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Net cash provided by operating activities	$76.8	$68.5	$263.0	$305.4
Net cash used in investing activities	(13.5)	(31.4)	(57.8)	(225.7)
Net cash used in financing activities	(37.4)	(27.4)	(150.3)	(145.6)
Net increase (decrease) in cash	$25.9	$9.7	$54.9	($65.9)